Exhibit 99
NEWS RELEASE

                                                                 January 2, 2002
                                                For Further Information Contact:
                                                Jerry Francis, CEO, City Holding
                                                                  (304) 769-1101


   City Holding Company Reports A Derivative Suit Has Been Filed on Behalf of the Company Against Former Officers and Various Directors

      CHARLESTON, West Virginia, January 2/PR Newswire/City Holding Company (NASDAQ-NMS: CHCO), a $2.0 billion bank holding company headquartered in Charleston today announced it has learned that a derivative complaint was filed in Kanawha County Circuit Court in Charleston, West Virginia on behalf of City National Bank and City Holding Company seeking to have the Company recover alleged damages caused by the purported negligence of former executive officers and various directors.

      The lawsuit alleges that during the approximate time period of late 1997 through 1999, the defendants did not properly manage the company, resulting in substantial charges against earnings. The suit further seeks to have three former executive officers: Steve Day, Bob Henson, and Matthew Call to remit to the company any compensation paid to them after their date of termination. The suit further seeks an award of attorney's fees, and other unspecified damages.

      The derivative lawsuit was filed by a single shareholder and seeks to have the monetary damages paid to City National Bank and City Holding Company.

      City Holding Company is the parent company of City National Bank of West Virginia and City Financial Corporation. In addition to its banking divisions, City National Bank operates City Insurance Professionals, an insurance agency offering a full range of insurance products and services.

      Information contained in this news release includes forward-looking information. Such forward-looking information involves risks and uncertainties and is provided to assist investors and Company shareholders in understanding anticipated operations of the Company. The Company disclaims any intent or obligation to update this forward-looking information.